Exhibit 99.1

For Immediate Release November 3, 2011	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR REPORTS RECORD REVENUES IN THIRD QUARTER 2011

SANDUSKY, OHIO, November 3, 2011 - Cedar Fair Entertainment Company (NYSE: FUN), today reported results for the third quarter ended September 25, 2011, updated its outlook for the full-year and announced the declaration of its fourth quarter distribution.
Highlights

•	The Company reported record net revenues and Adjusted EBITDA for the third quarter, up 5% and 3%, respectively, from the same period in the prior year, reflecting strong growth across its parks.

•	Revenue and attendance at Cedar Fair's parks are on pace for another record-setting year as revenues increase 5% and attendance increases 2% through the first 10 months of the year.

•	The Company increases full-year guidance; net revenues now expected to be between $1.015 billion and $1.025 billion and Adjusted EBITDA now expected to be between $365 million and $375 million.

•	Declares $0.70 quarterly distribution payable December 15, 2011, bringing total distributions paid in 2011 to $1.00; confirms the Company is on track to pay $2.00 or more in distributions in 2013.
Commenting on the Company's results through the third quarter of 2011, Dick Kinzel, Cedar Fair's chief executive officer said, “The 2011 operating season is shaping up to be another record-setting year for Cedar Fair, despite a still challenging consumer marketplace. This season we have experienced increases in both attendance and in-park guest per capita spending, following a record-setting 2010. This speaks volumes to the strength and stability of our properties and our business model. Total revenues increased across the majority of our parks, led by Canada's Wonderland, California's Great America, Knott's Berry Farm and Kings Island.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues in Third Quarter 2011
November 3, 2011

“We are equally thrilled to see the continued success our parks are having during our fall operations,” added Matt Ouimet, Cedar Fair's president. “Our guests find great value in the Halloween events which has allowed us to build on the record results from last year. Compelling ad campaigns and dynamic pricing strategies continued to drive this year-over-year demand with both attendance and average in-park guest per capita spending increasing over the prior year month of October. We will continue to invest in our Halloween events and believe there are opportunities to expand the overall guest experience in the future through continued innovation and entertainment capacity expansion.
“Looking at our balance sheet, we remain confident in our liquidity and cash flow,” said Ouimet. “Our improved year-over-year performance on last year's record results has allowed us to further reduce our leverage in the third quarter and we anticipate additional measured debt reduction in the future. At the end of the quarter, our Consolidated Leverage Ratio(1) was 4.3 times, down from 4.5 times at the end of the prior year third quarter, and we had no outstanding borrowings under our revolving credit facility. By continuing to prudently manage our cash flows, we are able to maximize our financial flexibility and our ability to create value for unitholders in both the short- and long-term through debt reduction, capital investment and distributions.
“Finally, we are pleased to announce our Board of Directors has declared a cash distribution of $0.70 per LP unit, payable on December 15, 2011,” said Ouimet. “With this fourth-quarter distribution, we will have satisfied our previously announced intention to pay $1.00 in distributions to unitholders in 2011. We expect to return to a regular quarterly distribution in 2012 with a continued focus on providing a sustainable and growing distribution for our unitholders, while at the same time appropriately managing our debt levels and investing in our business.”
Third Quarter Results
Cedar Fair's net revenues increased $27.3 million to a record $572.3 million for the third quarter, up 5% from $545.0 million in the third quarter ended September 26, 2010. The increase in net revenues for the third quarter of 2011 is due to:

•	a 2%, or 276,000-visit, increase in attendance;

•	a 3%, or $1.01, increase in average in-park guest per capita spending(2) to $40.84; and

•	an 8%, or $4.3 million, increase in out-of-park revenues to $58.9 million.

(1) Consolidated Leverage Ratio is defined within our 2010 Amended Senior Secured Credit Agreement as total debt less the revolving credit facility divided by trailing twelve month Adjusted EBITDA.

(2) Average in-park guest per capita spending is defined as our total in-park revenues, including gate admissions and food, merchandise and games revenue received inside the park gates divided by total attendance.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues in Third Quarter 2011
November 3, 2011

For the third quarter of 2011, costs and expenses increased $15.8 million, or 6%, to $262.2 million from $246.4 million in 2010, the result of:

•	a $3.2 million increase in cost of food, merchandise and games;

•	a $9.1 million increase in operating expenses; and

•	a $3.5 million increase in selling, general and administrative costs.
The year-over-year increase in costs, while largely anticipated, is the result of the increase in attendance and higher wage costs, as well as several one-time items. The increase in wage costs, reported through the operating expense line item, is primarily due to increased seasonal labor hours during the third quarter of 2011 compared with 2010, as a result of expanded operating hours at several parks, additional attractions and guest services, and the overall effect of increased attendance. The one-time items were reported through selling, general and administrative costs and reflect the impact of legal and professional costs incurred during the third quarter 2011 including litigation expenses and costs for SEC compliance matters related to Special Meeting requests, as well as a credit recognized in the third quarter of 2010 related to debt refinancing efforts.
Net income for the current quarter was $152.7 million, or $2.74 per diluted limited partner (LP) unit, versus net income of $75.7 million, or $1.36 per diluted LP unit, for the same period in 2010.
Adjusted EBITDA which management believes is a meaningful measure of the Company's park-level operating results, increased $10.0 million, or 3 percent, to $309.7 million, compared with $299.7 million during the same period last year. The increase in Adjusted EBITDA is primarily attributable to the strong revenue and attendance trends experienced by the parks in the third quarter. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Record-Setting Pace Continues into October
Preliminary results for revenues and attendance for the month of October and the 10-months ended October, 31, 2011, were:

	October		Inc/(Dec)		10-mos ended		Inc/(Dec)
	2011	2010	$	%	10/31/11	10/31/10	$	%
	(in thousands except per cap amts)

Net Revenues	$113,644	$103,114	$10,530	10.2%	$997,263	$951,018	$46,245	4.9%
Attendance	2,627	2,472	155	6.3%	22,744	22,219	525	2.4%
In-park Per Capita Spending	$40.23	$38.84	$1.39	3.6%	$40.16	$39.34	$0.82	2.1%
Out-of-park revenues	$9,965	$8,846	$1,119	12.6%	$107,585	$101,015	$6,570	6.5%

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues in Third Quarter 2011
November 3, 2011

Cash Flow and Liquidity Remain Strong
As of September 25, 2011, the Company had $1.16 billion of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $400.2 million of fixed-rate debt, no outstanding borrowings under its revolving credit facilities and cash on hand of $96.3 million. During the third quarter the Company made an $18 million optional prepayment on its term debt and as a result, there are no debt maturities due before 2013.
The Company expects to pay cash interest costs of approximately $150 million in 2011 and expects these costs to decrease to approximately $100 million annually, beginning in 2012, based on the expiration of several interest-rate and foreign currency swap agreements in October 2011 and February 2012.
In September 2011, the Company entered into an agreement for the sale of the assets of California's Great America for $70 million. The Company, which purchased the park in 2006, expects to use the cash proceeds from this sale to reduce its term debt. The transaction, which is subject to approval by the City of Santa Clara and certain closing conditions, is anticipated to close by the end of the fourth quarter of 2011.
Distribution Declaration
The Company's Board of Directors also announced today the declaration of a cash distribution of $0.70 per LP unit. The distribution will be paid on December 15, 2011, to holders of record as of December 5, 2011.
Outlook
“As we head into the final quarter of 2011, we feel very good about our near-term outlook and long-range potential,” said Kinzel. “Based on our performance to date and our expectations through the end of the year, we now expect to achieve full-year net revenues between $1.015 billion and $1.025 billion and Adjusted EBITDA between $365 million and $375 million.”
The Company's previously stated guidance for 2011 was net revenues of $975 million to $1.0 billion, and Adjusted EBITDA between $350 million and $370 million.
“After what should be two consecutive record-setting years, Cedar Fair moves into 2012 with tremendous momentum,” said Ouimet. “With the recent additions to our already talented management team and a portfolio of world-class properties, we fully expect to improve our profitability while steadily increasing the distribution and strengthening our balance sheet in 2012 and beyond.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues in Third Quarter 2011
November 3, 2011

Conference Call
The Company will host a conference call with analysts today, November 3, 2011, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair website (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET today until 11:59 p.m. ET, Thursday, November 17, 2011. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4477714.
About Cedar Fair
Cedar Fair is a publicly traded master limited partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair's flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at its parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in filings the Company has made with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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(Tables Follow)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues in Third Quarter 2011
November 3, 2011

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Nine months ended		Twelve months ended
	9/25/2011	9/26/2010	9/25/2011	9/26/2010	9/25/2011	9/26/2010
Net revenues:
Admissions	$333,924	$320,920	$505,155	$488,391	$585,526	$553,331
Food, merchandise and games	191,494	183,268	307,265	296,030	348,591	329,344
Accommodations and other	46,850	40,812	71,207	63,482	79,199	70,798
	572,268	545,000	883,627	847,903	1,013,316	953,473
Costs and expenses:
Cost of food, merchandise and games revenues	48,758	45,591	79,981	75,822	90,778	86,387
Operating expenses	161,452	152,314	351,558	336,005	426,955	403,015
Selling, general and administrative	51,978	48,443	110,126	110,935	133,192	135,087
Depreciation and amortization	62,619	63,746	109,173	111,624	124,345	130,765
Loss on impairment of goodwill and other intangibles	—	—	—	1,390	903	5,890
Loss on impairment / retirement of fixed assets, net	880	319	1,076	319	63,509	345
	325,687	310,413	651,914	636,095	839,682	761,489
Operating income	246,581	234,587	231,713	211,808	173,634	191,984
Interest expense	41,353	41,487	124,650	103,886	171,049	137,598
Net effect of swaps	(3,962)	3,306	(3,507)	12,915	1,772	19,001
Loss on early debt extinguishment	—	35,289	—	35,289	—	35,289
Unrealized/realized foreign currency (gain) loss	18,549	(8,178)	14,704	(8,182)	2,323	(8,139)
Other (income) expense	(250)	(1,042)	835	(1,080)	761	(1,166)
Income (loss) before taxes	190,891	163,725	95,031	68,980	(2,271)	9,401
Provision (benefit) for taxes	38,161	87,977	22,327	37,380	(11,808)	4,093
Net income	152,730	75,748	72,704	31,600	9,537	5,308
Net income (loss) allocated to general partner	2	—	1	—	1	(1)
Net income allocated to limited partners	$152,728	$75,748	$72,703	$31,600	$9,536	$5,309
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,346	55,328	55,345	55,310	55,342	55,284
Net income per limited partner unit	$2.76	$1.37	$1.31	$0.57	$0.17	$0.10
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,828	55,772	55,847	55,803	55,886	55,837
Net income per limited partner unit	$2.74	$1.36	$1.30	$0.57	$0.17	$0.10

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues in Third Quarter 2011
November 3, 2011

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
THIRD QUARTER

(In thousands)	9/25/2011	9/26/2010
Cash and cash equivalents	$96,312	$61,701
Total assets	$2,159,339	$2,203,488
Long-Term Debt, including current maturities:
Revolving credit loans	$—	$—
Term debt	1,156,100	1,175,000
Notes	400,154	399,434
	$1,556,254	$1,574,434
Total partners' equity	$197,913	$197,328

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
THIRD QUARTER
(unaudited)

	Three months ended		Nine months ended		Twelve months ended
	9/25/2011	9/26/2010	9/25/2011	9/26/2010	9/25/2011	9/26/2010
	(In thousands )
Net income	$152,730	$75,748	$72,704	$31,600	$9,537	$5,308
Interest expense	41,353	41,487	124,650	103,886	171,049	137,598
Interest income	(32)	(1,042)	(120)	(1,080)	(194)	(1,076)
Provision (benefit) for taxes	38,161	87,977	22,327	37,380	(11,808)	4,093
Depreciation and amortization	62,619	63,746	109,173	111,624	124,345	130,765
EBITDA	294,831	267,916	328,734	283,410	292,929	276,688
Loss on early extinguishment of debt	—	35,289	—	35,289	—	35,289
Net effect of swaps	(3,962)	3,306	(3,507)	12,915	1,772	19,001
Unrealized foreign currency (gain) loss on Notes	17,314	(4,789)	13,224	(4,789)	549	(4,789)
Non-cash option expense (income)	—	(38)	(228)	(48)	(269)	(687)
Loss on impairment of goodwill and other intangibles	—	—	—	1,390	903	5,890
Loss on impairment/retirement of fixed assets, net	880	319	1,076	319	63,509	345
Terminated merger costs	—	256	80	10,534	(79)	16,153
Refinancing costs	(195)	(2,517)	955	—	955	—
Class action settlement costs	—	—	—	276	—	276
Other non-recurring items (as defined)	836	—	6,107	—	6,107	—
Adjusted EBITDA (1)	$309,704	$299,742	$346,441	$339,296	$366,376	$348,166

(1) As permitted by and defined in the Amended 2010 Credit Agreement

(a)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2010 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This news release and prior releases are available on the Cedar Fair website at www.cedarfair.com

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233